EXHIBIT 99.1

News Release

P.O. Box 110	● Route 5	● South Deerfield	● MA	● 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

The Yankee Candle Company, Inc. Reports
Fiscal 2012 Fourth Quarter and Full Year Results

South Deerfield, MA – February 28, 2013 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the fourth quarter and full year ended December 29, 2012.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company that was formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Net sales for the fourth quarter of 2012 were $342.1 million as compared to net sales of $316.6 million during the fourth quarter of 2011, an increase of $25.5 million or 8.1%.  Retail sales were $234.4 million for the fourth quarter of 2012 as compared to $216.5 million during the fourth quarter of 2011, an increase of $17.9 million or 8.3% from the prior year fourth quarter. Sales from the Company’s Wholesale segment were $64.0 million, a decrease of $2.4 million or 3.7% versus the prior year fourth quarter.  Sales in the Company’s International segment were $43.7 million, an increase of $10.0 million or 29.7% from the prior year fourth quarter.

The Company recorded net income of $61.1 million, or 17.9% of net sales for the fourth quarter of 2012 compared to net income of $54.8 million, or 17.3% of net sales for the fourth quarter of 2011.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the fourth quarter of 2012 increased by $7.7 million to $120.6 million or 35.2% of sales as compared to Adjusted EBITDA for the prior year fourth quarter of $112.9 million or 35.6% of sales.   Reconciliations of fourth quarter results to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

For the year ended December 29, 2012 (“Fiscal 2012”), total Company net sales increased by $58.4 million or 7.4% to $844.2 million. Retail sales increased by $41.1 million or 9.1% over the prior year to $490.2 million and Wholesale sales increased 1.3% over the prior year to $238.3 million.  Sales in the Company’s International segment were $115.7 million, an increase of $14.4 million or 14.2% from Fiscal 2011. The Company generated net income of $56.3 million for Fiscal 2012 compared to net income of $54.5 million for the prior year, an increase of 3.3%.

Adjusted EBITDA increased by $7.9 million to $201.1 million or 23.8% of net sales in Fiscal 2012, compared to $193.2 million or 24.6% of net sales in Fiscal 2011. Reconciliations of the full year results to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

“We had a strong fourth quarter, with continued momentum from several of our businesses helping to drive solid top and bottom line results,” said Harlan Kent, Chief Executive Officer of Yankee Candle.  “Positive comps in our retail stores combined with continuing strong performance in our Consumer Direct business helped deliver over 8% sales growth in our Retail division in the quarter.  In addition, our International business had a strong recovery from the issues in the prior quarter associated with our new ERP system implementation, delivering year over year growth of 30%.  For the full year, we saw sales growth in all of our business units and delivered solid Adjusted EBITDA despite the setback we experienced in our International business during the third quarter and the impact of Super Storm Sandy on our Fundraising business in the fourth quarter.  We believe that this performance and the momentum we are seeing is due in large part to the traction we are gaining from the investments we have made in our strategic growth businesses such as Consumer Direct, International and Fundraising, all of which performed well in 2012, together with our ongoing investments in consumer insights, digital marketing, talent and infrastructure.  We also continued to prudently manage cost and our working capital in 2012, seeking to optimize our strong free cash flow while continuing to invest appropriately in the business.”

2012 Fourth Quarter Segment Highlights:

•
Retail sales were $234.4 million in the fourth quarter of 2012 compared to $216.5 million in the prior year quarter, an increase of $17.9 million or 8.3%.  The increase in sales was driven primarily by increased sales in our Consumer Direct business, increases in comparable store sales and sales from Yankee Candle retail stores opened after the fourth quarter of 2011.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 6.3% compared to the prior year fourth quarter.  Comparable store sales in the 542 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 2.3%.  The increase in comparable store sales was driven by an increase in average ticket price of 7.4%, offset by a decrease in transactions of 5.1%.  Comparable sales in the Consumer Direct business increased by 47.7% over the prior year fourth quarter.  Sales in our Fundraising business grew by 5.9% over the prior year quarter despite the impact of Super Storm Sandy.

•
Wholesale sales were $64.0 million in the fourth quarter of 2012 compared to $66.4 million in the same quarter of the prior year, a decrease of $2.4 million or 3.7%.  The decrease was primarily a result of decreased sales to our premium mass channel and decreased sales in our specialty and department store channel, partially offset by increased sales to our “All Other” channel.

•
International sales were $43.7 million in the fourth quarter of 2012 as compared to $33.7 million in the prior year quarter, an increase of $10.0 million or 29.7%.  The increase was driven primarily by sales growth in our United Kingdom and European wholesale businesses.

Fiscal 2012 Segment Highlights:

•
Retail sales were $490.2 million for fiscal year 2012 , an increase of $41.1 million or 9.1% over the prior year, driven primarily by increased sales in our Consumer Direct business, increased comparable store sales, sales from new store openings that have not entered the comparative store base and increased sales of 8.6% in our Fundraising division.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 5.9% compared to the prior fiscal year.  Comparable store sales in the 542 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores that have been open for more than one year increased by 2.5%.  The increase in comparable store sales was driven by an increase in average ticket price of 6.1% offset by decreased transactions of 3.6%.  Comparable sales in the Consumer Direct business increased by 38.1% over the prior year.

•
Wholesale sales were $238.3 million for fiscal year 2012, an increase of $3.0 million or 1.3% from the prior year.  The increase was primarily a result of increased sales to our “All Other” channel, and was partially offset by decreased sales in our premium mass and gift store channels.

•
International sales were $115.7 million for fiscal year 2012 compared to $101.3 million in the prior year, an increase of $14.4 million or 14.2%.  The increase was driven primarily by sales growth in our United Kingdom and European wholesale businesses, and increased sales in our retail concession business.

“As we look ahead, we believe that we will continue to see positive returns from the investments we are making in our strategic growth businesses of International, Consumer Direct and Fundraising, and that the momentum in those businesses will continue to drive growth,” said Kent.  “We also plan to maintain our focus on investing in consumer insights, marketing, talent and systems in order to further drive our core retail stores and wholesale businesses.  In 2013, we believe at a macro level consumer spending and the general retail outlook in the near term is likely to be impacted by uncertainty over tax and fiscal matters and rising gas prices.  We will certainly be prudent as we manage through any periods of consumer uncertainty, but believe that our focused investment strategy and our ongoing commitment to driving cost efficiencies and managing our working capital will leave us well positioned for further growth and momentum in 2013 and beyond.”

For the thirteen weeks ending December 29, 2012, YCC Holdings LLC reported net income of $53.9 million, compared to the above-referenced net income recorded by the Company of $61.1 million.  The difference in the net income between the Company and YCC Holdings LLC is primarily a result of additional interest expense (net of tax benefits) recorded during the fourth quarter of 2012 at YCC Holdings LLC of $7.1 million related to the $315.0 million 10.25%/11.0% Senior Notes due 2016 (the “Senior PIK Notes”).

For fiscal year 2012, YCC Holdings LLC reported net income of $32.9 million, compared to the above-referenced net income recorded by the Company of $56.3 million.  The difference in the net income between the Company and YCC Holdings LLC is primarily a result of additional interest expense (net of tax benefits) recorded during fiscal 2012 at YCC Holdings LLC of $23.3 million related to the $315.0 million Senior PIK Notes.

Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  During fiscal 2012, Yankee Holding Corp paid dividends of $32.4 million to YCC Holdings LLC.  Such dividends were used primarily to pay for interest incurred during 2011 and 2012 related to the Senior PIK notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its fourth quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q4 2012 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 27,800 store locations, a growing base of Company owned and operated retail stores (568 Yankee Candle Stores located in 46 states and 1 province in Canada as of December 29, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,900 store locations and distributors covering a combined 55 countries.

Forward Looking Statements

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s future financial and operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions and uncertain future outlook, including continued softness in consumer confidence and spending; the risk that our substantial level of indebtedness could adversely affect our financial condition and operations; that we may not be able to generate sufficient cash flows to service all of our indebtedness; that any failure to protect our reputation could have a material adverse effect on our brand image; the risk of loss of one of our manufacturing or distribution facilities; that we may be unable to maintain our historical growth rates; that our profitability may be affected by increases in the cost of raw materials or that further increases in wax prices above the rate of inflation may negatively impact our cost of goods sold and margins; that any shortages in refined oil supplies could impact our wax supply; the effects of competition in the giftware industry; that there may be a failure of our information technology systems; that a material decline in consumers’ discretionary income could cause our sales and income to decline; that current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs; that we may be unable to continue to open new stores successfully or renew leases for existing locations; the risk of a loss or significant deterioration in the financial condition of a significant wholesale customer, or a bankruptcy filing and subsequent bankruptcy proceedings by such a customer; the failure or delay of a third party to supply goods to our customers could adversely impact our business; sustained interruptions in the supply of products from overseas; that restrictive covenants in the indenture governing the Senior PIK Notes, the indentures governing Yankee Candle’s Senior Notes and Senior Subordinated Notes and Yankee Candle’s Term Loan Facility and ABL Facility could restrict our operating flexibility; risks associated with the ability of YCC Holdings and Holding Corp. to repay their debt, which is dependent on cash flow generated by Yankee Candle and its subsidiaries; that restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us; that the interests of our controlling stockholders may differ from the interests of the noteholders; that because we are not a diversified company and are primarily dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles; the risk that we lose our senior executive officers, or are unable to attract and retain the talent required for our business; that our international operations subject us to a number of risks, including unfavorable regulatory, labor, tax and political conditions in foreign countries; that we may be required to recognize additional impairment charges against goodwill or intangible assets in the future; seasonal, quarterly and other fluctuations in our business, and general industry and market conditions; the risk of product liability claims; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	December 29, 2012			December 31, 2011
Sales:
Retail	$234,417	68.52%		$216,468	68.37%
Wholesale	63,977	18.70%		66,446	20.99%
International	43,737	12.78%		33,713	10.65%
Total sales	342,131	100.00%		316,627	100.00%

Cost of sales	136,351	39.85%		129,225	40.81%
Gross profit	205,780	60.15%		187,402	59.19%

Selling expenses: (A)
Retail	59,378	25.33%	(B)	57,894	26.74%	(B)
Wholesale	3,756	5.87%	(C)	6,454	9.71%	(C)
International	9,545	21.82%	(D)	7,579	22.48%	(D)

Total selling expenses	72,679	21.24%		71,927	22.72%

General & administrative expenses	20,374	5.96%		14,118	4.46%

Income from operations	112,727	32.95%		101,357	32.01%
Interest expense	17,894	5.23%		17,240	5.44%
Other income	(1,891)	-0.55%		(2,082)	-0.66%

Income before provision for income taxes	96,724	28.27%		86,199	27.22%
Provision for income taxes	35,580	10.40%		31,345	9.90%
Income from continuing operations	61,144	17.86%		54,854	17.32%

Loss from discontinued operations, net of income taxes	(29)	-0.01%		(35)	-0.01%
Net income	$61,115	17.86%		$54,819	17.31%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-K.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Fifty-Two Weeks			Fifty-Two Weeks
	Ended			Ended
	December 29, 2012			December 31, 2011
Sales:
Retail	$490,244	58.07%		$449,176	57.16%
Wholesale	238,253	28.22%		235,247	29.94%
International	115,689	13.70%		101,339	12.90%
Total sales	844,186	100.00%		785,762	100.00%

Cost of sales	363,839	43.10%		340,336	43.31%
Gross profit	480,347	56.90%		445,426	56.69%

Selling expenses: (A)
Retail	194,695	39.71%	(B)	186,769	41.58%	(B)
Wholesale	13,915	5.84%	(C)	25,265	10.74%	(C)
International	29,425	25.43%	(D)	22,948	22.64%	(D)

Total selling expenses	238,035	28.20%		234,982	29.90%

General & administrative expenses	72,089	8.54%		62,009	7.89%
Restructuring charge	1,725	0.20%		-	0.00%

Income from operations	168,498	19.96%		148,435	18.89%
Interest expense	71,947	8.52%		70,543	8.98%
Loss on extinguishment of debt	13,376	1.58%		-	0.00%
Other income	(6,815)	-0.81%		(7,414)	-0.94%

Income before provision for income taxes	89,990	10.66%		85,306	10.86%
Provision for income taxes	33,533	3.97%		30,497	3.88%
Income from continuing operations	56,457	6.69%		54,809	6.98%

Loss from discontinued operations, net of income taxes	(134)	-0.02%		(262)	-0.03%
Net Income	$56,323	6.67%		$54,547	6.94%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-K.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	December 29,	December 31,
	2012	2011

Current Assets:
Cash	$39,979	$50,833
Accounts receivable, net	63,572	57,013
Inventory	77,969	75,563
Prepaid expenses and other current assets	4,882	4,924
Deferred tax assets	6,814	8,724
Total Current Assets	193,216	197,057
Property and Equipment, net	121,553	118,402
Deferred Financing Costs	12,799	11,006
Other Assets	913,929	915,039
Total Assets	$1,241,497	$1,241,504

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$25,309	$21,109
Accrued payroll	13,680	6,910
Accrued income taxes	7,110	7,269
Other accrued liabilities	55,395	59,647
Current portion of long-term debt	-	12,042
Total Current Liabilities	101,494	106,977
Long-Term Debt	846,174	889,083
Deferred Rent	12,886	12,833
Deferred Tax Liabilities	117,135	107,123
Other Long-Term Liabilities	9,678	6,577
Stockholder's Equity	154,130	118,911
Total Liabilities And Stockholder's Equity	$1,241,497	$1,241,504

Yankee Holding Corp.
December 29, 2012  Earnings Release
Supplemental Data

	Quarter		Year to Date		Total
YCC Retail Stores	4	(5)	16	(5)	568
Wholesale Customer Locations - North America	(31)		(1,007)	(5)	27,784
Wholesale Customer Locations - Europe	216		243		5,908
Square Footage - Gross	6,222	(5)	24,602	(5)	1,070,151
Square Footage - Selling	4,575	(5)	15,765	(5)	819,137
Total Comp Stores & Consumer Direct Sales Change %	6.3%		5.9%
YCC Retail Comp Store Count	542		542		542
Sales per Square Foot (1)			$531
Store Count			538
Average store square footage, gross (2)			1,626
Average store square footage, selling (2)			1,231
Gross Profit (3) (6)
Retail $	$155,327		$320,026
Retail %	66.3%		65.3%
Wholesale $	$29,790		$112,361
Wholesale %	46.6%		47.2%
International $	$20,662		$47,947
International %	47.2%		41.4%
Segment Profit (3) (6)
Retail $	$95,950		$125,331
Retail %	40.9%		25.6%
Wholesale $	$26,035		$98,446
Wholesale %	40.7%		41.3%
International $	$11,117		$18,522
International %	25.4%		16.0%
Depreciation & Amortization (3)	$7,996		$31,898
Inventory per Store (2)			$32,391
Inventory Turns (4)			3.2
Capital Expenditures (3)	$4,605		$26,344

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2)	Excludes S. Deerfield/Williamsburg Flagships.

(3)	Dollars in thousands.

(4)	Based on a 13 month average inventory divided by 12 month rolling COGS.

(5)	Net of closures.

(6)	Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-k.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company has provided information regarding “Adjusted EBITDA,” as defined, which is a non-GAAP financial measure.  Adjusted EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization adjusted to remove the effects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring, loss on debt extinguishment and realized (gains) losses on foreign currency transactions.  Under the Company’s Term Loan Facility, Consolidated EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA was calculated as follows:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-two Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net income	$61,115	$54,819	$56,323	$54,547
Loss from discontinued operations, net of income taxes	29	35	134	262
Provision for income taxes	35,580	31,345	33,533	30,497
Interest expense, net - excluding amortization of deferred financing fees	14,923	14,122	59,700	60,048
Amortization of deferred financing fees	1,150	1,048	4,595	4,093
Depreciation	6,775	6,942	25,868	25,301
Amortization	71	3,109	1,434	12,275

EBITDA from continuing operations	119,643	111,420	181,587	187,023
Equity-based compensation (a)	182	188	753	3,920
MDP advisory fees	375	375	1,500	1,500
Purchase accounting (b)	398	101	1,420	929
Restructuring (c)	-	-	1,725	-
Loss on extinguishment of debt (d)	-	-	13,376	-
Realized (gains) losses on foreign currency (e)	(41)	781	772	(187)

Adjusted EBITDA	$120,557	$112,865	$201,133	$193,185

(a) Equity based compensation for the fifty-two weeks ended December 31, 2011 included a $3.0 million payment to management and director equity holders.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs for employee severance associated with restructuring the wholesale and retail operations and changes in the internal reporting structure during the first quarter of 2012; and costs associated with the consolidation and relocation of our logistics operations and corporate headquarters for our foreign subsidiary during the second quarter of 2012.

(d) Represents loss on extinguishment of debt attributable to the refinancing of the $338.1 million outstanding under the prior Senior Secured Credit Facility and $315.0 million of Senior Notes due 2015 that occurred during the second quarter of 2012.

(e) Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.